Exhibit 10.6

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”), dated as of August 6, 2020 (the “Effective Date”), is entered into by and between

•	EMPIRE TEXAS LLC, a Delaware limited liability company (“Borrower”); and
•	PETROLEUM INDEPENDENT & EXPLORATION LLC, a Nevada limited liability company (“Lender”).

RECITALS

A.	WHEREAS, Borrower, Lender and certain of their respective Affiliates have concurrently entered into the Joint Development Agreement dated as of the date of this Agreement (the “JDA”) and the other Transaction Documents (as defined in the JDA); and
B.	WHEREAS, pursuant to the JDA, among other provisions, Lender’s Affiliate, PIE Operating LLC (“PIE Operating”) will act as contract operator to carry out certain recompletion and workover projects on Workover Wellbores (as defined in the JDA) (the “Work”); and
C.	WHEREAS, Borrower has requested that Lender make advances to Borrower from time to time in an aggregate principal amount at any time not to exceed Two Million Dollars ($2,000,000) (the “Loan”) to fund the Work; and
D.	WHEREAS, Lender and Borrower wish to make the proceeds of the Loan available directly to PIE Operating; and
E.

WHEREAS, pursuant to the Wellbore Assignment (as defined in the JDA), Borrower has assigned to Lender a 70% of 8/8ths gross working interest and 70% of 8/8ths gross revenue interest from the Workover Wellbores (the “Assigned Interests”) as security for the Obligations of Borrower hereunder; and

F.	WHEREAS, Lender is willing to advance the Loan to Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender, intending to be legally bound, hereby agree as follows:

1.	Loans and Promissory Note.
(a)	Commitment to Lend. Subject to the terms and conditions set forth in this Agreement, Lender hereby agrees to make advances to Borrower (each a “Loan Advance” and collectively, the “Loan Advances”) from time to time, during the period beginning on the date hereof and ending on the Maturity Date (the “Draw Period”), in an aggregate principal amount up to, but not to exceed the Commitment Amount at any relevant time. Amounts borrowed and repaid may not be reborrowed.
(b)	Purpose. The Loan proceeds shall be used solely for the purpose of funding the Work and related matters and for no other purpose without consent of Lender
(c)	Promissory Note. The Loan Advances made by Lender hereunder shall be evidenced by the duly executed Promissory Note of Borrower to Lender, dated as of the date hereof in an original principal amount equal to the full Commitment Amount and in the form attached hereto as Exhibit A (as amended, restated, modified, extended, renewed or replaced from time to time, the “Promissory Note”).
(d)	Repayments.
(i)	All net cash proceeds of the Assigned Interest received by Lender from time to time pursuant to the Wellbore Assignment shall be applied to repay outstanding principal and pay all accrued interest on outstanding Loan Advances and other Obligations due and owing from time to time. All such payments shall be applied first to payment of unpaid accrued interest, then to the repayment of outstanding principal, then to any other outstanding Obligations.
(ii)	Borrower shall pay in full any remaining outstanding principal amount, all accrued but unpaid interest, and all other Obligations on the Maturity Date.
(e)	Prepayments. Borrower may prepay any of the Obligations without penalty or premium but with accrued interest to the date of such prepayment on the amount prepaid, at any time and from time to time, in whole or in part, upon notification to Lender of such prepayment not later than 10:00 a.m. Houston time on the date of such prepayment. Any such prepayment shall be applied first to payment of unpaid accrued interest, then to the repayment of outstanding principal, then to any other outstanding Obligations.
(f)	Payment of Interest.
(i)	Subject to Section 5(b)(ii), the principal amount outstanding under the Loan Advances shall accrue interest from the date of issuance until the Maturity Date at the fixed rate of six percent (6%) per annum.
(ii)	The initial payment of accrued interest shall be due on the first Business Day of the calendar month following the calendar month in which the first Loan Advance is made, and payment of accrued interest shall be due on the first Business Day of each calendar month thereafter.

(iii)	Interest will be computed on the basis of a year deemed to consist of 365 days and shall be paid for the actual number of days elapsed.

2.	Conditions of Loans.
(a)	Conditions Precedent to the Initial Advance. The obligation of Lender to make the initial Loan Advance shall be subject to the conditions precedent that Lender shall have received the following documents:
(i)	the Promissory Note, executed by Borrower;
(ii)	limited liability company resolutions of the member of Borrower, certified by an officer of Borrower, which authorize the execution, delivery and performance by Borrower of this Agreement and the other Transaction Documents.
(iii)	a certificate of incumbency certified by an officer of Borrower certifying the names of each person authorized to execute this Agreement and the other Transaction Documents, together with specimen signatures of such persons;
(iv)	copies of the certificate of formation and limited liability company agreement of Borrower certified to be true and correct by an officer of Borrower;
(v)	certificates of Good Standing and Existence issued by the appropriate government entities for Borrower;
(vi)	such other documents, records, instruments, papers, opinions, and reports, as shall have been requested by Lender, to evidence the status or organization or authority of Borrower or to evidence or secure payment of the Obligations, all in form satisfactory to Lender and its counsel; and
(vii)	certification by an officer of Borrower that the representations and warranties herein are accurate and complete in all material respects.
(b)	Conditions Precedent to Loan Advances. Lender’s obligation to make the initial and each subsequent Loan Advance is subject to satisfaction of the following additional conditions precedent:
(i)	Lender’s receipt of a written executed Notice of Borrowing, as defined in Section 2(c), including designation of the Workover Wellbore for which the proceeds of the Loan Advance will be used;
(ii)	each of the Transaction Documents shall have been executed and delivered by the parties thereto and they shall each be in full force and effect;

(iii)	the representations and warranties of Borrower in Section 3 shall be accurate and complete in all material respects on the date of the Notice of Borrowing and the Loan Date (as defined below);
(iv)	no Event of Default shall have occurred and be continuing or result from such Loan Advance; and
(v)	there shall not have occurred any Material Adverse Change (as defined below).
(c)	Procedure for Borrowing.
(i)	To obtain a Loan Advance, Borrower shall give written notice to Lender (each a “Notice of Borrowing”) not later than ten (10) Business Days prior to the date of the proposed Loan Advance (the “Loan Date”).
(ii)	Each Notice of Borrowing to Lender shall be in writing and shall specify (w) the Loan Date; (y) the Workover Wellbore for which such Loan Advance shall be used; and (z) the amount of such proposed Loan Advance.
(iii)	Following Lender’s receipt of a Notice of Borrowing and satisfaction of the other conditions set forth in Section 2(a), Lender shall make the proceeds of the Loan Advance available to PIE Operating for its use in performing work on the relevant Workover Wellbore or related matters.
(d)	Payment Mechanics.
(i)	Except as provided in Section 1(d)(i), all payments by Borrower under the Loan Documents shall be made to Lender to such account as Lender may direct in writing, prior to 2:00 P.M., Houston, Texas, time, on the date of payment (or, if the date of payment is not a Business Day, the next Business Day) in funds which are immediately available to Lender.
(ii)	All payments received by Lender in immediately available funds prior to 2:00 P.M., Houston, Texas, time, on any Business Day will be credited to Borrower’s applicable account on the date of receipt. All payments received by Lender in immediately available funds after 2:00 P.M., Houston, Texas, time, on any Business Day will be credited to Borrower’s applicable account on the next Business Day.
3.	Representations and Warranties of Borrower.

Borrower hereby represents and warrants to Lender as of the date hereof and on and as of the date of each Loan Advance as follows:

(a)	Binding Agreement. The Transaction Documents constitute or will constitute, when issued and delivered, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights in general, and general principles of equity.

(b)	Organization; Power; Authorization. Borrower is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Borrower has all requisite power and authority (limited liability company and otherwise) to own and use its properties and assets and carry on its business as currently conducted or contemplated. Borrower has the requisite limited liability company power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance by Borrower of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of Borrower.
(c)	Non-Contravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby, will (a) violate any injunction, judgment, order, decree, ruling, charge or any provision of Borrower’s certificate of formation, limited liability company agreement or other charter documents, or, to Borrower’s knowledge, any restriction of any government, governmental agency or court to which Borrower is subject, or (b) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other arrangement to which Borrower is a party or by which it is bound or to which any of its assets are subject.
4.	Covenants.
(a)	Affirmative Covenants.
(i)	Use of Proceeds. Borrower shall use the proceeds of the Loan Advances solely for the purposes set forth herein.
(ii)	Compliance with Laws. Borrower shall comply in all material respects with all laws and regulations applicable to it in the operation of its business.
(iii)	Taxes. Borrower shall pay when due all taxes, assessments and charges imposed on it or that are required to be withheld, except where contested in good faith and where adequate reserves have been set aside.
(b)	Negative Covenants. Borrower shall not, without Lender’s prior written consent:
(i)	Collateral. Do, or permit to be done, anything which could be reasonably expected to prejudice the validity, enforceability, or priority of any of the Assigned Interests;

(ii)	Mergers or Acquisitions. Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A subsidiary may merge or consolidate into another subsidiary or into Borrower; provided that, in the case of a merger of a subsidiary into Borrower, Borrower shall remain the surviving entity;
(iii)	Indebtedness. Borrow money or engage in any other financing transaction for borrowed money except under this Agreement and except for trade payables incurred in the ordinary course of Borrower’s business;
(iv)	Encumbrances. Create, incur, allow, or suffer any Lien (as defined below) on any existing or future, tangible or intangible, assets of Borrower, or assign or convey any right to receive income or permit any of Borrower’s subsidiaries to do so, other than Permitted Liens (as defined below);
(v)	Loans. Make any loan to any Person except prepaid items or deposits incurred in the ordinary course of business;
(vi)	Capital Expenditures. Make or agree to make any capital expenditures, individually or in the aggregate, other than for any Workover Wellbore described in any Notice of Borrowing; or
(vii)	Dividends. Make any cash distribution or declare any dividends.
5.	Events of Default; Remedies Upon Default.
(a)	Events of Default. The occurrence of any of the following events shall constitute an event of default (each, an “Event of Default”) hereunder:
(i)	Borrower fails to pay timely any of the principal or any accrued interest or other amounts due under the Loan Documents when the same becomes due and payable and such failure continues for five (5) Business Days thereafter;
(ii)	Borrower or EMPR is in material breach of any Transaction Document to which it is a party, and (except for any failure to pay money, for which a five (5) calendar day cure period applies) such breach is not remedied in full to the satisfaction of Lender in its sole discretion within 30 days of the breach having occurred;
(iii)	Borrower (A) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (B) applies for or consents to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for Borrower or for a substantial part of Borrower’s assets; (C) makes a general assignment for the benefit of creditors; (D) becomes unable to, or admits in writing its inability to, pay its debts generally as they come due; or (E) takes any limited liability company action in furtherance of any of the foregoing;

(iv)	an involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, sequestrator, conservator, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;
(v)	one or more final and non-appealable judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) are entered by a court of competent jurisdiction against Borrower which judgment remains undischarged, unsatisfied, unvacated or unstayed for a period of sixty (60) days after such judgment becomes final and non-appealable (and Lender shall not be required to make any Loan Advances prior to the satisfaction, vacation or stay of such judgment, order or decree);
(vi)	any representation, warranty or other statement made by Borrower in the Transaction Documents, or any other agreement or other document delivered in connection with any of the Transaction Documents, shall prove to have been false or misleading in any material respect when made;
(vii)	Borrower violates any covenant set forth in Section 4, provided that with respect to a non-monetary default of a covenant set forth in Section 4(a), such default continues unremedied for a period in excess of thirty (30) days; or
(viii)	a Change of Control shall occur.
(b)	Remedies Upon Default.
(i)	Upon the occurrence and during the continuance of an Event of Default hereunder:
(A)	all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be immediately due and payable by Borrower;
(B)	Lender may terminate its commitment to make additional Loan Advances; and
(C)	Lender may proceed to protect and enforce its right by suit in the specific performance of any covenant or agreement contained in the Loan Documents or in aid of the exercise of any power granted in the Loan Documents or may proceed to enforce the payment of the Loan Documents or to enforce any other legal or equitable rights as Lender may have, including exercising any right or remedies available to Lender under the Loan Documents and under applicable law;

(ii)	Any and all amounts (including principal, unpaid interest and all reasonable costs and expenses of collection, including reasonable attorneys’ fees) outstanding hereunder after an Event of Default shall, at the option of Lender, bear interest from the date due until paid at the rate of ten percent (10%) per annum.
6.	Other Provisions.
(a)	Demand Waiver. Borrower waives presentment, notice of dishonor, protest and notice of protest of this Agreement and the Promissory Note and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of the Loan Documents.
(b)	Cost Indemnities. Borrower shall on demand indemnify Lender against:
(i)	any cost, loss or liability incurred by Lender as a result of funding, or making arrangements to fund, at the request of Borrower any Loan Advance not made by reason of the operation of any one or more of the provisions of this Agreement (other than due to the default or negligence by Lender alone); and
(ii)	all costs and expenses (including reasonable attorney’s fees) incurred by Lender in connection with (x) the administration or release of the Assigned Interests or (y) the enforcement of, or the preservation of any rights under, any Loan Document (including in relation to the issuing to an Borrower of any notice of default or reservation of rights).
(c)	Waivers by Lender; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under applicable law, or in equity. Lender’s exercise of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Any delay in exercising any remedy by Lender is not a waiver, election, or acquiescence.
(d)	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Texas and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.
(f)	Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents.
(g)	Further Assurances. The parties hereto agree to execute and deliver all such other papers and documents and to take such other further actions that may be reasonably necessary or appropriate to carry out the terms of this Agreement or any other Transaction Document.
(h)	Entire Agreement; Amendment. The Transaction Documents contain the entire agreement among the parties with respect to the subject matter thereof and there are no agreements, understandings, representations, or warranties regarding the subject matter hereof that are not set forth herein. This Agreement may not be amended, restated or revised except by a writing signed by Borrower and Lender.
(i)	Notices. All demands, approvals, communications and notices required or permitted by this Agreement shall be in writing and may be made by letter or e-mail to the following addresses:

If to Borrower, to:

EMPIRE TEXAS LLC

1203 E. 33rd Street, Suite 250

Tulsa, Oklahoma 74105

Electronic mail:      mike@empirepetrocorp.com

tommyp@empirepetrocorp.com

Attention:             Mike Morrisett

Tommy Pritchard

If to Lender, to:

PETROLEUM INDEPENDENT & EXPLORATION LLC

25025 I-45 North, Suite 420

The Woodlands TX 77380

Electronic mail:      phil@mulacek.com

                                Sterling@pieoperating.com
Attention:             Phil Mulacek
                                Sterling Mulacek

Any demands, approvals, communication, document or notices made or delivered to any party under or in connection with this Agreement will only be effective (i) if by way of email, when received in legible form; or (ii) if by way of letter, when it has been left at the above address (or such other address as informed from time to time) or five (5) business days after being deposited in the post postage prepaid in an envelope addressed to the above address (or such other address as informed from time to time).

(j)	Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute but one instrument, and in the event any signature is delivered by facsimile or “pdf” transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” were an original thereof.
(k)	Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity or enforceability of any other provision hereof.
(l)	Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit, or describe the scope or substance of any provision of this Agreement.
(m)	Interpretation. All pronouns used herein shall include the masculine, feminine, and neuter gender as the context requires. All defined terms shall include both the plural and singular case as the context requires.
(n)	Restriction on Assignment. Notwithstanding anything herein to the contrary, Borrower shall not assign this Agreement without obtaining the prior written approval of Lender. Any attempted assignment in violation of this Section 6(n) by Borrower shall be void and Lender shall not recognize any such purported assignment.
(o)	Waivers.
(i)	No failure or delay on the part of Lender in exercising any right, power or privilege under the Loan Documents shall operate as a waiver of any right, power or privilege, except as and to the extent that the assertion of such right, power or privilege shall be barred by an applicable statute of limitations.
(ii)	No single or partial exercise of, or abandonment or discontinuance of steps to enforce, any right, power or privilege under the Loan Documents shall preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.
(iii)	BORROWER AND LENDER DO HEREBY EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WHETHER ARISING OUT OF, UNDER OR BY REASON OF THE

LOAN DOCUMENTS OR ANY ASSIGNMENT OR TRANSACTION THEREUNDER. BORROWER AND LENDER UNDERSTAND THAT LENDER IS RELYING ON THIS WAIVER IN MAKING THE LOAN ADVANCES PROVIDED FOR HEREIN AND IN EXECUTING AND DELIVERING THE LOAN DOCUMENTS.

7.	Definitions.

As used in this Agreement:

(a)	“Account Pledge Agreement” has the meaning set forth in Section 1(d)(i).
(b)	“Affiliate” any person or entity that directly or indirectly is controlled by, controls or is under common control with another person or entity.
(c)	“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Texas are authorized or required by law or governmental action to close.
(d)	“Change of Control” shall mean
(i)	the stockholders of EMPR or the members of Borrower immediately prior to the consummation of any consolidation, share exchange or merger of EMPR or Borrower (a “Fundamental Change”) do not own at least a majority of the voting power of the entity which survives/results from such Fundamental Change;
(ii)	a stockholder of EMPR or member of Borrower who does not own a majority of the voting power of EMPR or Borrower immediately prior to a Fundamental Change, owns a majority of EMPR or Borrower’s voting power immediately after such Fundamental Change;
(iii)	EMPR or Borrower is not the surviving entity following a Fundamental Change;
(iv)	EMPR or Borrower is the surviving entity following a Fundamental Change but the equity securities of EMPR or Borrower outstanding immediately preceding such Fundamental Change are converted or exchanged by virtue of such Fundamental Change into other property, whether in the form of securities, cash or otherwise;
(v)	the approval of the stockholders of EMPR or members of Borrower of the liquidation or dissolution of Borrower; or
(vi)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of EMPR or Borrower, including equity held in any of Borrower’s subsidiaries.

(e)	“Commitment Amount” means, during the period from the date hereof until the first anniversary thereof, US$1,000,000, and thereafter until the Maturity Date, US$2,000,000.
(f)	“EMPR” means Empire Petroleum Corporation, a Delaware corporation and the parent company of Borrower.
(g)	“JDA” has the meaning set forth in the Recitals.
(h)	“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property of Borrower.
(i)	“Loan Advances” has the meaning set forth in Section 1(a).
(j)	“Loan Documents” means this Agreement and the Promissory Note and any other document, instrument or agreement delivered in connection herewith from time to time, each as amended, restated, or otherwise modified.
(k)	“Material Adverse Change” means a material adverse change after the date hereof in the business, operations or condition (financial or otherwise) of Borrower.
(l)	“Maturity Date” means the earliest to occur of (i) termination of Lender’s commitment to make Loan Advances or (ii) or the fourth anniversary of the date of this Agreement.
(m)	“Obligations” means Borrower’s obligation to pay when due any debts, principal, interest, and other amounts Borrower owes Lender now or later under the Loan Documents.
(n)	“Permitted Lien” means (i) the Assigned Interests(ii) any Lien for taxes not delinquent or for taxes being diligently contested in good faith by Borrower by appropriate proceedings, provided appropriate reserves therefor are established by Borrower; (iii) any mechanic’s, artisan’s, materialman’s, landlord’s, carrier’s or other like Lien arising in the ordinary course of business with respect to obligations which are not due provided that, the aggregate amount of such Liens does not at any time exceed Fifty Thousand Dollars ($50,000); (iv) any Lien arising out of a judgment, order or award with respect to which Borrower shall in good faith be prosecuting diligently an appeal or proceeding for review and with respect to which there shall be in effect a subsisting stay of execution pending such appeal or proceeding for review, provided appropriate reserves therefor are established by Borrower; (v) any deposit of funds made in the ordinary course of business to secure obligations of Borrower under worker’s compensation laws, unemployment insurance laws or similar legislation, to secure public or statutory obligations of Borrower, to secure surety, appeal or customs bonds in proceedings to which Borrower is a party, or to secure Borrower’s performance in connection with bids, tenders, contracts (other than contracts for the payment of money), leases or subleases made by Borrower in the ordinary course of business; and (vi) any other Lien specifically consented to by Lender in writing.

(o)	“Person” means an individual, corporation association, partnership, limited liability company, joint venture, trust, government, agency department or any other entity.
(p)	“Promissory Note” has the meaning set forth in Section 1(c).
(q)	“Transaction Documents” has the meaning set forth in the JDA.
(r)	“Work” has the meaning set forth in the Recitals.
(s)	“Workover Wellbore” has the meaning set forth in the JDA.

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first above written.

EMPIRE TEXAS LLC

By /s/ Michael R. Morrissett	By /s/ Thomas W. Pritchard
Name: Michael R. Morrissett	Name: Thomas W. Pritchard
Title: President	Title: CEO

PETROLEUM INDEPENDENT & EXPLORATION LLC

By /s/ Phil E. Mulacek
Phil E. Mulacek
Manager